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                                  EXHIBIT 9(t)
  AMENDMENT TO THE SECURITIES LENDING AGREEMENT (FOREIGN SECURITIES) EFFECTIVE MAY 21, 1998 BETWEEN THE REGISTRANT, BANC ONE INVESTMENT ADVISORS CORPORATION
                        AND BANK ONE TRUST COMPANY, N.A.




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                  AMENDMENT TO THE SECURITIES LENDING AGREEMENT
                              (FOREIGN SECURITIES)

         This Amendment to the Securities Lending Agreement is hereby made effective May 21, 1998, by and between The One Group(R), an open-end management investment company formed under the Investment Company Act of 1940 (the "Lender"), Banc One Investment Advisors Corporation, an investment adviser under the Investment Advisers Act of 1940 (the "Advisor"), and Bank One Trust Company, N.A., a national banking association (the "Subcustodian").

                             BACKGROUND INFORMATION

         Pursuant to the Securities Lending Agreement, dated as of January 8, 1998 (the "Agreement"), the Lender participates in an International Securities Lending Program developed by the Advisor in conjunction with the Subcustodian. The Lender, the Advisor, and the Subcustodian desire to amend the Agreement to:
(i) clarify the amount of Foreign Securities which may be lent to Borrowers and
(ii) authorize the use of letters of credit as collateral for loans of Foreign Securities.

                             STATEMENT OF AGREEMENT

         The Lender, the Advisor, and the Subcustodian hereby acknowledge the accuracy of the above Background Information and agree to amend the Agreement by deleting Section 5 and Section 8(a) in their entirety and substituting the following in their place:

         "Section 5. MAKING OF LOANS. The Advisor will notify Borrowers that it is prepared to lend Foreign Securities of the Lender. If the Advisor determines, in response to a Borrower's orally advising the Advisor of its desire to borrow Foreign Securities, to lend Foreign Securities of the Lender pursuant to a Loan Agreement, the Advisor will instruct the Subcustodian to receive such Collateral as required by the Loan Agreement. Upon receipt of verification from the Subcustodian that it has received the Collateral required by the Loan Agreement, the Advisor shall take such actions to effect the loan as are required by the Loan Agreement; provided that the Advisor shall lend no more than 33-1/3% of the Fund's total assets and verify that such loans are secured by Collateral equal to at least 100% of the market value plus accrued interest on the Foreign Securities lent. For each Borrower, the Advisor shall establish a maximum limit on the amount of securities that will be delivered to each Borrower in connection with loans of the Lender's securities, including Foreign Securities (the "Borrower Limit"). Foreign Securities shall not be loaned to a Borrower when the value of the loan when added to all outstanding loans with the Borrower exceeds the Borrower Limit."

         "Section 8.  COLLATERAL.

         (a) In connection with loans of Foreign Securities made on behalf of the Lender that are secured by Collateral other than letters of credit, the Advisor agrees to limit Collateral accepted and investments of Cash Collateral to those securities in which the Fund of the Lender owning the loaned Foreign Securities could invest and, subject to this requirement, the Lender authorizes the Advisor: (i) to accept Collateral of the types which are designated on EXHIBIT D with such changes as recommended from time to time by the Advisor with the approval of the Lender (the "Collateral"); and (ii) to invest cash received as collateral for a loan of Foreign Securities in any of the types of investments specified on EXHIBIT D as modified from time to time. Where a loan of securities is to be collateralized by a letter of credit, the Advisor shall instruct the Subcustodian to accept only an irrevocable letter of credit that contains an immediate draw-down capability from a financial institution listed on the Advisor's Bank Approved Lists(s). The Lender hereby authorizes the Advisor to purchase or sell investments of Cash Collateral to or from other accounts advised by the Advisor or held by its affiliates."



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IN WITNESS WHEREOF, this Amendment to the Securities Lending Agreement is executed by Lender, the Advisor, and the Subcustodian.


THE ONE GROUP



By:  /s/ MARK S. REDMAN
     ----------------------------------------
     Mark S. Redman, President


BANC ONE INVESTMENT ADVISORS CORPORATION



By:  /s/ MARK A. BEESON
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     Mark A. Beeson, Senior Managing Director



BANK ONE TRUST COMPANY, N.A.



By: /s/ STEVEN E. CUTLER
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    Steven E. Cutler, Officer




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